Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form F-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated March 31, 2020, with respect to the consolidated financial statements of BioNTech SE included in the Annual Report (Form 20-F) for 2019 filed with the Securities and Exchange Commission and incorporated by reference in the Registration Statement (Form F-1 No. 333-239970), as amended, and related Prospectus of BioNTech SE for the registration of its ordinary shares.

/s/ Titus Zwirner	/s/ Andreas Weigel
Wirtschaftsprüfer	Wirtschaftsprüfer
(German Public Auditor)	(German Public Auditor)

Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft

Cologne, Germany

July 22, 2020